Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Form 8-K/A No. 000-54863 of Eaton Corporation plc (Amendment No. 1 to the Form 8-K filed on December 4, 2012 by Eaton Corporation plc) of our reports dated February 21, 2012, with respect to the consolidated financial statements of Cooper Industries plc and the effectiveness of internal control over financial reporting of Cooper Industries plc, included in Cooper’s Annual Report on Form 10-K for Cooper’s fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 11, 2013